Exhibit G


                         FORM OF FEDERAL REGISTER NOTICE


         SEI Birchwood, Inc. ("SEI Birchwood"), a Delaware corporation, 900 Ashwood Parkway, Suite 500, Atlanta, GA 30338, and Birchwood Power Partners, L.P. ("BPP"), a Delaware limited partnership, have filed a joint application pursuant to Sections 9(a)(1) and 10 of the Act and Rules 23 and 54 thereunder. SEI Birchwood, a wholly-owned indirect subsidiary of The Southern Company, a registered holding company, holds a 2% general and 48% limited partnership interest in BPP. The remaining partnership interests are held by an unaffiliated third party. BPP owns a 237 MW coal-fired cogeneration power plant in Virginia. The facility produces electricity for sale at wholesale to Virginia Electric and Power Company under a long-term contract. The facility also produces and delivers steam to a 36-acre greenhouse complex (the "Greenhouse Facility") located on a site that is adjacent to the cogeneration facility. The cogeneration facility and greenhouse were constructed as integrated parts of a single project that was intended to qualify as a cogeneration "qualifying facility" (or "QF") under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"), based on, among other factors, the intended use of steam produced by BPP in the Greenhouse Facility operations in minimum quantities required to satisfy the operating standards applicable to cogeneration QFs under the PURPA regulations. The Greenhouse Facility is used to grow agricultural and horticultural produce.

         The Federal Energy Regulatory Commission ("FERC") has certified the Birchwood cogeneration facility as a QF. In addition, BPP and SEI Birchwood have each been determined by FERC to be an "exempt wholesale generator" (or "EWG") within the meaning:" of Section 32 of the Act. The applicants state that, prior to commencement of construction of the cogeneration facility in 1993, it was determined that the Greenhouse Facility should be owned and operated by an unrelated third party (rather than SEI Birchwood or BPP), in order to avoid any possible question that ownership of such a facility would be inconsistent with the "exclusivity" requirement of Section 32. Accordingly, the transaction was structured by placing ownership of the Greenhouse Facility in a special purpose company, Greenhost, Inc. ("Greenhost"), whose shares are currently held by a corporate and financial services company. Greenhost incurred debt to finance the cost of constructing the facility, and entered into a site lease and steam sales agreement with BPP. In turn, Greenhost has leased the facility to an independent commercial greenhouse operator. Lease payments under the facility lease are designed to match payments of principal of and interest on Greenhost's indebtedness. In addition, under the terms of the facility lease, the lessee is responsible for the performance of all of Greenhost's material obligations under the site lease and steam sales agreement, including, without limitation, the obligation to take and use minimum quantities of steam. As a part of these interrelated transactions, BPP negotiated certain rights and security interests which enable BPP to terminate the facility lease, take possession of the Greenhouse Facility, and/or acquire the shares of Greenhost in the event of defaults by the lessee and Greenhost.

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         The applicants state that the lessee has recently experienced financial losses and that, as a result thereof, certain defaults have occurred under the facility lease and related security instruments. The parties to these agreements have entered into a settlement agreement with respect to all claims and asserted claims pursuant to which, among other things, the facility lease will be terminated. In conjunction therewith, the applicants intend to exercise rights to acquire the shares of Greenhost for a nominal consideration . Greenhost's outstanding indebtedness will remain in place, and the Greenhouse Facility will continue to be used for the purposes for which it was built.

         Under the settlement, SEI Birchwood and the other 50% partner of BPP would each acquire 50% the shares of Greenhost. Alternatively, BPP may acquire 100% of Greenhost's shares and hold it as a subsidiary. The applicants cite instances in which the Commission has previously authorized subsidiaries of registered holding companies to acquire interests in QFs, including ancillary facilities (such as a greenhouse) that are intended to enable the QF to meet the minimum operating standards for cogeneration QFs under the FERC regulations.